Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 13, 2013 (except Note 16, as to which the date is February 12, 2014) with respect to the consolidated financial statements and schedule included in the Annual Report of MicroStrategy Incorporated on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of MicroStrategy Incorporated on Form S-3 (File No. 333-58136, effective June 20, 2002) and on Forms S-8 (File No. 333-107954, effective August 13, 2003, File No. 333-65258, effective July 17, 2001, File No. 333-65264, effective July 17, 2001, File No. 333-44844, effective August 30, 2000, File No. 333-44846, effective August 30, 2000, and File No. 333-58189, effective June 30, 1998).

/s/ Grant Thornton LLP

McLean, Virginia

February 12, 2014